Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of National Healthcare Properties, Inc. of our report dated February 27, 2025 relating to the financial statements and the financial statement schedule which appears in National Healthcare Properties, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ PricewaterhouseCoopers LLP
New York, New York
May 22, 2025